Exhibit 23.1 Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in Registration Statement Nos. 333-186893, 333-152210, 333-122911, 333-48556, and 333-18161 on Form S-8 and Registration Statement No. 333-138619 on Form S-3, of Mesa Laboratories, Inc. of our report dated June 4, 2014, relating to the consolidated financial statements and internal control over financial reporting of the Company, included in the Annual Report on Form 10-K of Mesa Laboratories, Inc. for the year ended March 31, 2014.

/s/ EKS&H LLLP

EKS&H LLLP

June 4, 2014

Denver, Colorado